Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On August 13, 2013, Cubist commenced a tender offer to acquire all the outstanding shares of common stock of Trius, and on September 11, 2013, Cubist completed the acquisition. Cubist acquired 100% of the outstanding shares of Trius, upon which Trius became a wholly-owned subsidiary of Cubist. Trius was a publicly-held biopharmaceutical company focused on the discovery and development of innovative antibiotics for serious infections. The transaction provides Cubist with an existing late-stage antibiotic candidate, tedizolid phosphate, which is in development for the potential treatment of certain Gram-positive infections. The total consideration for the acquisition of Trius included a cash payment of $694.4 million at closing, including approximately $13.7 million in transaction costs Cubist paid on behalf of Trius, and contingent consideration with an estimated acquisition-date fair value of $4.6 million. Cubist funded the cash payment at closing with its existing cash balances.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Cubist and Trius after giving effect to the acquisition of Trius by Cubist using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of Cubist and Trius. The unaudited pro forma condensed combined statements of income of Cubist and Trius for the six months ended June 30, 2013, and the year ended December 31, 2012, give effect to the acquisition as if it had occurred on January 1, 2012.

The unaudited condensed consolidated balance sheet contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission, or SEC, on November 12, 2013, reflects the acquisition of Trius and thus, a pro forma combined balance sheet is not included in this Form 8-K/A.

Both Cubist’s and Trius’ fiscal year end is December 31st. As required by Regulation S-X, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012, has been prepared by combining Cubist’s consolidated statement of income for the year ended December 31, 2012, with the statement of operations of Trius for the year ended December 31, 2012, as incorporated by reference to this Form 8-K/A. Similarly, the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2013, has been prepared by combining Cubist’s unaudited condensed consolidated statement of income for the six months ended June 30, 2013, with the unaudited statement of operations of Trius for the six months ended June 30, 2013, as incorporated by reference to this Form 8-K/A.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements should be read in conjunction with:

•                                     the audited consolidated financial statements and the accompanying notes of Cubist included in Cubist’s Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the SEC on February 27, 2013;

•                                     the unaudited condensed consolidated financial statements and the accompanying notes of Cubist included in Cubist’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013, and filed with the SEC on August 6, 2013;

•                                     the unaudited condensed consolidated financial statements and the accompanying notes of Cubist included in Cubist’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, and filed with the SEC on November 12, 2013; and

•                                     the audited financial statements and the accompanying notes of Trius included in Trius’ Annual Report on Form 10-K for the year ended December 31, 2012, and the unaudited financial statements and the accompanying notes of Trius included in Trius’ Quarterly Report on Form 10-Q for the six months ended June 30, 2013, each incorporated by reference to this Form 8-K/A.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Cubist that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Cubist. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings or expense that Cubist may achieve or incur with respect to the combined companies.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

For the Six Months Ended

June 30, 2013

(in thousands, except share and per share data)

	Historical		Pro Forma		Pro Forma
	Cubist	Trius	Adjustments	Note 3	Combined
Revenues:
U.S. product revenues, net	$452,751	$—	$—		$452,751
International product revenues	27,362	—	—		27,362
Service revenues	7,289	—	—		7,289
Other revenues	1,306	3,018	(3,018)	(a)	1,306
Total revenues, net	488,708	3,018	(3,018)		488,708

Costs and expenses:
Cost of product revenues	118,716	—	—		118,716
Research and development	229,399	27,228	(3,018)	(a)	253,609
Contingent consideration	4,639	—	—		4,639
Selling, general and administrative	98,090	10,047	—		108,137
Total costs and expenses	450,844	37,275	(3,018)		485,101

Operating income (loss)	37,864	(34,257)	—		3,607

Other income (expense):
Interest income	1,460	19	(1,004)	(b)	475
Fair value adjustment of common stock warrant liability	—	(2,726)	—		(2,726)
Interest expense	(14,434)	—	—		(14,434)
Other income	94	2	—		96
Total other income (expense), net	(12,880)	(2,705)	(1,004)		(16,589)

Income (loss) before income taxes	24,984	(36,962)	(1,004)		(12,982)

Provision (benefit) for income taxes	3,654	—	(12,055)	(c)	(8,401)

Net income (loss)	$21,330	$(36,962)	$11,051		$(4,581)

Basic net income (loss) per common share	$0.33				$(0.07)
Diluted net income (loss) per common share	$0.32				$(0.07)

Shares used in calculating:
Basic net income (loss) per share	65,248,707		—		65,248,707
Diluted net income (loss) per share	67,385,141		(2,136,434)	(d)	65,248,707

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

For the Year Ended

December 31, 2012

(in thousands, except share and per share data)

	Historical		Pro Forma		Pro Forma
	Cubist	Trius	Adjustments	Note 3	Combined
Revenues:
U.S. product revenues, net	$849,371	$—	$—		$849,371
International product revenues	50,454	—	—		50,454
Service revenues	23,249	—	—		23,249
Other revenues	3,285	27,185	(15,084)	(a)	15,386
Total revenues, net	926,359	27,185	(15,084)		938,460

Costs and expenses:
Cost of product revenues	230,057	—	—		230,057
Research and development	277,729	69,023	(15,084)	(a)	331,668
Impairment of in-process research and development	38,700	—	—		38,700
Contingent consideration	(29,021)	—	—		(29,021)
Selling, general and administrative	171,788	15,395	—		187,183
Total costs and expenses	689,253	84,418	(15,084)		758,587

Operating income (loss)	237,106	(57,233)	—		179,873

Other income (expense):
Interest income	3,076	33	(2,248)	(b)	861
Fair value adjustment of common stock warrant liability	—	3,276	—		3,276
Interest expense	(32,991)	—	—		(32,991)
Other income (expense)	(7,595)	(4)	—		(7,599)
Total other income (expense), net	(37,510)	3,305	(2,248)		(36,453)

Income (loss) before income taxes	199,596	(53,928)	(2,248)		143,420

Provision for income taxes	45,521	—	(18,591)	(c)	26,930

Net income (loss)	$154,075	$(53,928)	$16,343		$116,490

Basic net income per common share	$2.42				$1.83
Diluted net income per common share	$2.10				$1.64

Shares used in calculating:
Basic net income per share	63,766,209		—		63,766,209
Diluted net income per share	81,444,658		—		81,444,658

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                                      Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC Regulation S-X, and present the pro forma results of operations of the combined companies based upon the historical data of Cubist and Trius. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012, and six months ended June 30, 2013, give effect to the acquisition as if it occurred on January 1, 2012.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the acquisition been completed as of the date indicated above or the results that may be attained in the future.

2.                                      Acquisition of Trius

On September 11, 2013, Cubist completed its acquisition of Trius, a publicly-held biopharmaceutical company focused on the discovery and development of innovative antibiotics for serious infections. The transaction provides Cubist with an existing late-stage antibiotic candidate, tedizolid phosphate, which is in development for the potential treatment of certain Gram-positive infections.

Under the terms of the merger agreement, Cubist purchased 100% of the issued and outstanding shares of Trius common stock for: (i) $13.50 per share in cash plus (ii) one non-transferable contingent value right, or CVR, per share, which entitles the holder to receive an additional cash payment of up to $2.00 per CVR for a total maximum undiscounted CVR payout of $108.4 million. The CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of, subject to limited exceptions. Contingent consideration is recorded as a liability and measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential sales milestones and an estimated discount rate commensurate with the risks of the expected cash flows attributable to the CVRs. The material factors that may impact the fair value of the CVRs, and therefore this liability, are the probabilities of achieving the related sales milestones and the discount rate. Significant increases or decreases in any of the probabilities of success would result in a significantly higher or lower fair value, respectively, and commensurate changes to this liability. The fair value of the CVRs, and the associated liability relating to the CVRs at each reporting date, will be updated with the changes in fair value reflected in earnings and resulting in a change in the associated liability.

The acquisition-date fair value of the consideration transferred is as follows:

Total Acquisition-Date Fair Value
(in thousands)
Cash transferred, including transaction costs	$694,426
Contingent consideration (CVRs)	4,603
Total consideration transferred	$699,029

Cubist paid $13.7 million in transaction costs on behalf of Trius, which are included as cash transferred in total consideration transferred in the table above.

The transaction was accounted for as a business combination under the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

September 11, 2013
(in thousands)
Cash	$22,697
Investments	39,513
In-process research	659,000
Deferred tax assets	92,567
Goodwill	159,442
Other assets acquired	5,522
Total assets acquired	978,741
Deferred tax liabilities	(249,353)
Other liabilities assumed	(30,359)
Total liabilities assumed	(279,712)
Total net assets acquired	$699,029

The purchase price allocation has been prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the assets acquired and liabilities assumed. Any adjustments to the purchase price allocation will be made as soon as practicable but no later than one year from September 11, 2013, the acquisition date.

Goodwill is calculated as the difference between the acquisition-date fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. The goodwill is not expected to be deductible for income tax purposes. Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist.

The deferred tax assets of $92.6 million are primarily related to federal net operating loss carryforwards, capitalized research and development costs and federal research tax credits. The deferred tax liability of $249.4 million primarily relates to the temporary differences associated with acquired in-process research and development, which is not deductible for tax purposes.

The fair value of the acquired in-process research and development asset relates to tedizolid phosphate, a novel antibiotic drug candidate, currently in Phase 3 development for the treatment of serious Gram-positive bacterial infections, including those caused by methicillin-resistant staphylococcus aureus, or MRSA. The fair value was determined using an income approach, including a discount rate of 9.5%, applied to the probability-adjusted cash flows. The Company believes the assumptions utilized are representative of those a market participant would use in estimating fair value.

3.                                      Pro Forma Adjustments and Assumptions

The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of income represent estimated values and amounts based on available information and do not reflect cost savings that management believes could have resulted had the acquisition been completed as of the date indicated above. The pro forma adjustments are as follows:

(a)         a reclassification of certain Trius revenues related to research and development expense reimbursement to research and development expense for the six months ended June 30, 2013, and for the year ended December 31, 2012, in accordance with Cubist’s accounting policy;

(b)         an adjustment to record the impact on interest income of the acquisition occurring on January 1, 2012. This adjustment reduces Cubist’s and Trius’ interest income for the interest earned on the $694.4 million cash paid at closing for the six months ended June 30, 2013, and the year ended December 31, 2012;

(c)          an adjustment to record the estimated tax effect related to the pro forma adjustments, as well as the tax benefit of Trius’ net operating losses, based on Trius’ combined federal and state statutory tax rate of approximately 37% and the associated impact of the adjustments on certain Cubist tax attributes, including a pro forma reduction of Cubist’s domestic manufacturing deduction and a reduction in the utilization of certain Cubist state tax credits, for the six months ended June 30, 2013, and the year ended December 31, 2012; and

(d)         an adjustment to the diluted number of shares used in calculating the pro forma combined earnings per share for the six months ended June 30, 2013, to remove the effects of Cubist’s options to purchase common stock and restricted stock units, as their inclusion would have been antidilutive.